As filed with the Securities and Exchange Commission on May __, 2007

                                                Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WATAIR INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Washington 91-2060082

(State or other jurisdiction   (IRS Employer Identification No.)

of incorporation or organization)

21550 Oxnard Street, Suite 300, Woodland Hills, California 91637

(Address of principal executive offices) (Zip Code)

Compensation Agreement

with Cucoloris Films, Inc.

(Full title of Plan)

Bruce H. Haglund

Wilson, Haglund & Paulsen
2 Park Plaza, Suite 450
Irvine, California  92614
(Name and address of agent for service)

 (949) 752-1100

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock, $.0001 par value (2)	1,000,000	$0.43	$430,000	$13.20

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on May 22, 2007.

(2) Represents 1,000,000 shares issuable pursuant to the Compensation Agreement between Wataire Industries, Inc. and Cucoloris Films, Inc. dated May 22, 2007.

EXPLANATORY NOTE

This registration statement covers 1,000,000 shares of our common stock issuable pursuant to the terms of an agreement entered into by Wataire International, Inc. to compensate Cucoloris Films, Inc., a consultant who has performed and will be performing branding, marketing, advertising, media and public relations services for the Company.  Form S-8 is available for the issuance of securities to consultants only if they are natural persons.  Accordingly, we are issuing the shares to individuals who are officers of Cucoloris Films, Inc. (“Cucoloris”) pursuant to a Compensation Agreement with Cucoloris dated May 22, 2007 (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").  Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Bruce H. Haglund, Esq.

Wilson, Haglund & Paulsen
2 Park Plaza, Suite 450
Irvine, California  92614
(949) 752-1100

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•

Our Annual Report on Form 10-KSB for the year ended September 30, 2006;

•

Our Interim Report on Form 10-QSB for the quarter ended December 31, 2006;

•

Our Interim Report on Form 10-QSB for the quarter ended March 31, 2007; and

•

All other documents filed by us after date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that registers securities covered hereunder that remain unsold.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Our Bylaws provide that we shall indemnify directors and executive officers to the fullest extent now or hereafter permitted under Washington law.

Section 23B.08.510 of the Revised Code of Washington (the “Washington Law”) permits a corporation to indemnify any of its directors, officers, employees and agents against the reasonable costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, in an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation or in connection with any other proceeding charging improper personal benefit to the direction.

Indemnification of officers or persons controlling the corporation for liabilities arising under the Securities Act of 1933, as amended, is held to be against public policy by the Securities and Exchange Commission and therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit

Description

5.1

Opinion of Wilson, Haglund & Paulsen, P.C.

10.1

Compensation Agreement with Cucoloris Films, Inc. dated May 22, 2007

23.1

Consent of Wilson, Haglund & Paulsen, P.C. is included in Exhibit 5.1

23.2

Consent of Amisano Hanson, Chartered Accountants

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of a filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California on May 22, 2007.

WATAIRE INTERNATIONAL, INC.

By: /s/  Robert Rosner

Robert Rosner, Chief Executive Officer

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